Exhibit 16





May 27, 2008





Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


RE: Digital Fuel, Inc. (Commission File No. 0-16534)

We have read the statements that we understand Digital Fuel, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the dismissal of our firm as auditors. We agree with the first sentence of the second paragraph and the first sentence of the third paragraph. We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely,


WATSON & WATSON, C.P.A.s, P.C.


cc:  Mr. Michael R. Farley
     Chief Executive Officer
     Digital Fuel, Inc.
     6601 East Grant Road, Suite 101
     Tucson, Arizona 85715